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                                                                       EXHIBIT j

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post Effective Amendment No. 24 to Registration Statement No. 2-99977 of CitiFunds Multi-State Tax Free Trust of our reports each dated October 4, 1999 appearing in the annual reports to shareholders for the year ended August 31, 1999 of CitiFunds Connecticut Tax Free Reserves and CitiFunds New York Tax Free Reserves (each a separate series of CitiFunds Multi-State Tax Free Trust), and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Accountants and Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
December 23, 1999